Exhibit 99.1
PRESS RELEASE
First Quarter 2016 Results
►	Strong net triple-play subscriber growth and continued traction for our entertainment propositions drove a 5% yoy increase in ARPU per customer relationship to €52.3;
►	Rebased(1) revenue and Adjusted EBITDA growth of 5% and 2%, respectively, to €552.5 million and €262.1 million, including BASE Company NV ("BASE") since February 12, 2016;
►	Including BASE, we anticipate 5-7% Adjusted EBITDA growth over the next three years(*) while rebased Adjusted EBITDA in the pivotal year 2016 is expected to remain stable versus 2015.

►The enclosed information constitutes regulated information as defined in the Royal Decree of 14 November 2007 regarding the duties of issuers of financial instruments which have been admitted for trading on a regulated market.

Mechelen, April 28, 2016 – Telenet Group Holding NV (“Telenet” or the “Company”) (Euronext Brussels: TNET) announces its unaudited condensed consolidated results under International Financial Reporting Standards as adopted by the European Union (“EU IFRS”) for the three months ending March 31, 2016.

HIGHLIGHTS

■
Strong triple-play net subscriber growth leading to 1,109,000 triple-play subscribers at March 31, 2016 (+6% yoy), driven by continued traction for our leading "Whop" and "Whoppa" bundles and attractive promotions;

■
Secured long-term mobile access through BASE acquisition, boosting our active mobile subscriber base to just over 3.0 million at March 31, 2016. Solid intake of 21,600 net mobile postpaid subscribers in Q1 2016 driven by our "Family Deal" offers and improved momentum in BASE's subscriber trends due to attractive handset offers;

■
Revenue(2) of €552.5 million, +5% yoy on a rebased basis, driven by (i) higher revenue from our advanced fixed services, including the benefit from the mid-February 2016 price adjustments, (ii) higher business services and mobile revenue, and (iii) higher revenue related to our "Choose Your Device" programs launched mid-2015;

■
Adjusted EBITDA(3) of €262.1 million, +2% yoy on a rebased basis, as a positive contribution from our connectivity business and continued focus on cost excellence were partially offset by €7.0 million higher sales and marketing expenses due to timing variances in some of our campaigns and €3.4 million costs related to the BASE integration. Excluding these integration costs, rebased growth in our Adjusted EBITDA would have been higher;

■
Accrued capital expenditures(4) of €188.4 million, reflecting (i) the recognition of the Belgian football broadcasting rights for the 2016-2017 season, (ii) the extension of the exclusive UK Premier League broadcasting rights for the next three seasons, (iii) higher network-related investments as part of our 1 GHz HFC upgrade project, and (iv) the effects of the BASE acquisition. Excluding the impacts related to broadcasting rights, our accrued capital expenditures represented around 17% of our revenue;

■
Free Cash Flow(5) of €(69.1) million compared to €24.6 million in Q1 2015, negatively impacted by a nonrecurring €23.5 million cash outflow following a favorable contract renegotiation and the payment of €18.7 million ticking fees linked to the BASE acquisition. In addition, our Free Cash Flow in Q1 2016 was impacted by (i) a negative impact on our working capital following the BASE consolidation, (ii) €15.2 million higher cash interest expenses following our increased indebtedness, and (iii) €9.4 million higher cash taxes paid compared to last year;

■	Net loss of €8.6 million in Q1 2016 impacted by a €59.3 million loss on derivative financial instruments;

■
Plan to accelerate investments in BASE's mobile network, including site upgrades/extensions and increased fiber backhaul. Our ambition will lead to total integration costs of €300.0 million as compared to €240.0 million previously estimated, of which €250.0 million will be earmarked for network-related investments. As a result, we now target annual run-rate synergies of €220.0 million by 2020, as compared to €150.0 million previously estimated, with around 70% driven by MVNO-related synergies;

■
For 2016, we anticipate rebased revenue growth of up to 2% with solid growth in our fixed connectivity and B2B businesses partially offset by the impacts of increased competition, adverse regulatory impacts from amongst other items cable wholesale and declines in roaming rates,and lower mobile-only revenue. Rebased Adjusted EBITDA to remain stable in 2016 as compared to 2015, impacted by BASE integration costs and the aforementioned adverse regulatory impacts. As a result of investments in both our fixed and mobile infrastructures, our accrued capital expenditures, excluding the recognition of football broadcasting rights, are expected to represent around 23% of revenue with Free Cash Flow between €175.0 and €200.0 million;

■	The execution of our 2020 Vision, including the synergies related to the BASE acquisition, will enable us to secure profitable growth, targeting a 5-7% Adjusted EBITDA CAGR over the 2015-2018 period.

(*) Compound Annual Growth Rate ("CAGR") over the 2015-2018 period

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As of and for the three months ended	Mar 2016	Mar 2015	Change %

FINANCIAL HIGHLIGHTS (€ in millions, except per share amounts)

Revenue (2)	552.5	446.5	24%
Operating profit (loss)	132.6	131.4	1%
Net profit (loss)	(8.6)	34.1	N.M.

Basic earnings (loss) per share	(0.07)	0.29	N.M.
Diluted earnings (loss) per share	(0.07)	0.29	N.M.

Adjusted EBITDA (3)	262.1	235.0	12%
Adjusted EBITDA margin %	47.4%	53.0%

Accrued capital expenditures (4)	188.4	89.6	110%
Accrued capital expenditures as % of revenue	34.1%	20.1%
Free Cash Flow (5)	(69.1)	24.6	N.M.

OPERATIONAL HIGHLIGHTS (Total Services)

Video	2,041,100	2,071,400	(1)%
Basic video (6)	322,300	383,300	(16)%
Enhanced video (7)	1,718,800	1,688,100	2%
Broadband internet (8)	1,577,300	1,534,500	3%
Fixed-line telephony (9)	1,234,200	1,174,500	5%
Mobile telephony (10)	3,016,600	924,500	226%
Postpaid	1,998,100	924,500	116%
Prepaid	1,018,500	—	—%

Triple-play customers	1,109,000	1,044,800	6%
Services per customer relationship (11)	2.24	2.19	2%
ARPU per customer relationship (€ / month) (11) (12)	52.3	50.0	5%

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Commenting on the results, John Porter, Telenet’s Chief Executive Officer, stated:

“The first quarter of 2016 has been a very exciting one on many fronts, not least because of the BASE acquisition which we finalized on February 11. Through the acquisition of the third-largest mobile operator in Belgium, we have essentially shaped our own destiny, securing long-term stable access to mobile infrastructure and taking full control over the entire customer experience, which is really at the core of everything we do. While this transformative deal will have a dilutive impact on our growth rates in the short term because of (i) the consolidation of BASE's declining mobile-only business, (ii) an increased competitive and regulatory environment, and (iii) the costs associated with the BASE integration, we are confident on our ability to achieve higher-than-anticipated synergies on the back of a more ambitious investment plan in BASE's mobile network. We see a unique opportunity to increase investments in BASE's mobile network, including site upgrades/extensions and increased fiber backhaul, as we build a leading integrated network to cater to fast-changing customer needs in a converging world. With this increased investment, we're now targeting total integration costs of €300 million as compared to €240 million previously communicated, including €250 million of network-related investments. As a result of these targeted investments, we now expect to achieve annual run-rate synergies by 2020 of €220 million, as compared to €150 million previously estimated.
Today, we also present our 2020 Vision, which is to be the leading converged connected entertainment and business solutions provider in Belgium. The headquarters of the new group will be located in Woluwe (Brussels) and we plan to rename BASE Company into Telenet Group shortly, while maintaining both the complementary Telenet and the BASE brands. Looking back at the first quarter from a financial perspective, our rebased growth rates were substantially diluted by the BASE acquisition, which had a 6-week impact in Q1 2016. 2016 will be a pivotal year in our Company's history as we continue to drive further business growth, whilst ensuring a smooth BASE integration and laying the further foundations for healthy profitable growth in the future. Having achieved 5% rebased top-line growth for the first three months of 2016, we expect our rebased revenue growth rate to decelerate in the coming quarters of 2016, driven by lower revenue from BASE’s mobile-only business and the fact that the second half of 2015 already reflected higher revenue associated with our "Choose Your Device" and handset financing programs. For the full year 2016, we are targeting rebased revenue growth of up to 2% compared to 2015. The costs associated with the integration of BASE and adverse regulatory impacts, including roaming, will have a dampening impact on our rebased Adjusted EBITDA growth in 2016. On a rebased basis, we expect our Adjusted EBITDA for the full year 2016 to remain stable, as compared to 2015. We will continue to invest in our leading HFC network in order to safeguard our competitive position in the market, while we aim to offer an amazing customer experience across all of our products and services. At the same time, we will start investing into the BASE mobile network, allowing us to capture important synergies in a converging world. Therefore, we expect our accrued capital expenditures, excluding the recognition of football broadcasting rights, to represent around 23% of our revenue for 2016. And finally, our Free Cash Flow is expected to rebound over the coming quarters from a weak Q1. For the full-year 2016, we anticipate Free Cash Flow of between €175.0 and €200.0 million, reflecting amongst other items higher cash interest expenses as a result of our increased indebtedness and higher cash taxes paid compared to last year.
Our strategic plan is expected to translate into healthy organic rebased Adjusted EBITDA growth over the next few years as we target 5-7% growth over the 2015-2018 period. Rebased Adjusted EBITDA growth will be driven by (i) profitable growth in our fixed and mobile connectivity businesses, (ii) our continued focus on cost excellence and operating leverage, and (iii) the aforementioned synergies from the BASE acquisition. As around 70% of the targeted synergies are MVNO-related, they will only really start to kick in once the current MVNO Agreement has ended and hence drive faster Adjusted EBITDA growth in the years thereafter."

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1    Operational highlights

IMPORTANT REPORTING CHANGES

Free Cash Flow: In Q3 2015, we changed our Free Cash Flow definition to further align with our controlling shareholder. From July 1, 2015, Free Cash Flow is defined as net cash provided by the Company’s continuing operations, plus (i) cash payments for third-party costs directly associated with successful and unsuccessful acquisitions and divestitures and (ii) expenses financed by an intermediary, less (i) purchases of property and equipment and purchases of intangibles of its continuing operations, (ii) principal payments on capital-related vendor financing obligations, (iii) principal payments on capital leases (exclusive of network-related leases that were assumed in acquisitions), and (iv) principal payments on post acquisition additions to network leases, each as reported in the Company’s consolidated statement of cash flows. This adjustment had no impact on the Company’s Free Cash Flow for the prior year quarters.

ARPU per customer relationship: In Q4 2015, we changed the way we calculate the ARPU per customer relationship to further align with our controlling shareholder by excluding channel carriage revenue and including revenue from small or home office ("SoHo") customers. From Q4 2015, the ARPU per customer relationship is calculated by dividing the average monthly subscription revenue (excluding mobile services, B2B services, interconnect, channel carriage fees, mobile handset sales and installation fees) for the indicated period, by the average of the opening and closing balances for customer relationships for the period. We have also applied these changes retroactively to the prior year quarters.

Reminder fees and carriage fees: In Q1 2016, we changed the way we present the billed reminder fees and carriage fees in order to further align with our controlling shareholder. As from January 1, 2016, carriage fees will  no longer be recognized as revenue, but will be netted off against our direct expenses as we consider charged carriage fees and our purchase of distributable content as a single transaction going forward. In addition, reminder fees will be recognized as revenue from January 1, 2016 as these fees are considered to represent a separately identifiable revenue stream, whereas previously reminder fees were recognized net of the related costs in our indirect expense line. The two aforementioned changes in presentation favorably impacted our Q1 2016 revenue by €3.3 million and our FY 2015 revenue by €13.4 million (Q1 2015: €3.1 million), but did not impact our Adjusted EBITDA and cash flows. We have also applied these changes retroactively to the prior year quarters.

Expenses by nature: In Q1 2016, we changed the way we present our total expenses to align with our internal reporting framework. As a consequence, we now provide more detailed disclosure of our operating expenditure, whereas the vast majority of our operating expenses were previously predominantly captured under "network operating and service costs". Please see section 5.1 on page 17 for additional information. The representation of our expenses did not impact our Adjusted EBITDA and operating profit. We have also applied these changes retroactively to the prior year quarters.

1.1    Multiple-play

OVERVIEW & MULTIPLE-PLAY
At the end of Q1 2016, we provided our 2,163,800 unique customers with 4,852,600 subscription services ("RGUs") across our footprint of 2,953,500 homes passed in Flanders and parts of Brussels. On a product level, our RGU base consisted of 2,041,100 video, 1,577,300 broadband internet and 1,234,200 fixed-line telephony subscriptions. In addition, approximately 84% of our video subscribers had upgraded to our enhanced video platform at March 31, 2016 so they can enjoy a much richer TV experience, including access to a wider range of digital, HD and pay television sports channels, a vast library of domestic and international video-on-demand ("VOD") content both on a transactional and subscription basis and access to our over-the-top ("OTT") platform "Yelo Play". As compared to March 31, 2015, we increased our total RGU base by 2%, or 72,200 RGUs, to a total of 4,852,600 (excluding mobile telephony). We ended the first quarter of 2016 with a bundling ratio of 2.24 RGUs per customer (Q1 2015: 2.19), as 51% of our customers subscribed to a triple-play product, 22% subscribed to a double-play product and 27% subscribed to a single-play product, offering continued up-sell opportunity within our existing customer base.

Throughout Q1 2016, we added 24,600 net subscribers to our advanced fixed services of enhanced video, broadband internet and fixed-line telephony. Net subscriber growth for our advanced fixed services in Q1 2016 reflected the intensely competitive environment and the adverse impact from certain price adjustments effective mid-February 2016. We

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continued to enjoy robust momentum for our leading triple-play bundles “Whop” and “Whoppa” in Q1 2016, driven by successful marketing campaigns and targeted promotions. In Q1 2016, we attracted 14,700 net triple-play subscribers to reach a total of 1,109,000 triple-play subscribers (+6% year-on-year). At March 31, 2016, we also served 3,016,600 active mobile customers as compared to 924,500 a year earlier. This large increase reflected the acquisition of BASE on February 11, 2016.

ARPU PER CUSTOMER RELATIONSHIP
The ARPU per customer relationship, which excludes our mobile telephony revenue and certain other types of revenue, yielded €52.3 for the first three months of 2016, up €2.3, or +5% compared to the prior year period. Growth in the ARPU per customer relationship was underpinned by (i) a higher proportion of multiple-play subscribers in our overall customer mix, (ii) a larger share of enhanced video customers subscribing to our “Play”, “Play More” and “Play Sports” premium entertainment services and (iii) the benefit from the selective price increase on certain fixed services as of mid-February 2016. These favorable impacts were offset to some extent by a growing proportion of bundle discounts and other discounts.

1.2    Broadband internet

At March 31, 2016, we served 1,577,300 broadband internet subscribers (+3% year-on-year), equivalent to 53.4% of the homes passed by our leading HFC network as compared to 52.5% at the end of Q1 2015. In Q1 2016, net subscriber additions for our broadband internet service reached 6,800 and were impacted by the intensely competitive environment and the adverse impact from the February 2016 price adjustments. These factors also impacted our annualized churn, which reached 8.3% for the first three months of 2016 as compared to 7.6% for the prior year period.

We currently provide downstream speeds of up to 200 Mbps for our residential “Whoppa” customers and up to 240 Mbps for our “Business Fibernet 240 Plus” customers. The average download speed reached approximately 114 Mbps at the end of March 2016 compared to approximately 43 Mbps prior to the launch of our new triple-play bundles in June 2013. As part of our five-year €500.0 million next-generation network upgrade program, we aim to boost the capacity of our network from 600 MHz currently to 1 GHz, enabling data download speeds of at least 1 Gbps in the future. As customers increasingly expect to enjoy seamless superfast connectivity whether at home, at work or on the move, WiFi remains one of the cornerstones of our connectivity strategy. Today, we have deployed almost 1.3 million WiFi Homespots and operate approximately 2,000 WiFi hotspots in public areas. Through our partnership with VOO in Wallonia, broadband internet customers from both cable companies can freely use the WiFi Homespots on either company’s network.

1.3    Fixed-line telephony

We served 1,234,200 fixed-line telephony subscribers at March 31, 2016 (+5% year-on-year), equivalent to 41.8% of the homes passed by our network compared to 40.2% at March 31, 2015. In Q1 2016, we achieved a solid net inflow of 13,200 fixed-line telephony subscribers as we continue to successfully sell our “Whop” and “Whoppa” triple-play bundles to both new and existing customers. The number of registered devices using our innovative VoIP app "Triiing" increased to approximately 435,700 at March 31, 2016, representing around 39% of our fixed-line telephony subscriber base. In Q1 2016, annualized churn for our fixed-line telephony service reached 9.2%, which was up 30 basis points compared to the prior year quarter attributable to the intensely competitive environment and the aforementioned impact from the February 2016 price adjustments.

1.4    Mobile telephony

In February 2016, we finalized the acquisition of BASE, the third-largest mobile operator in Belgium. As a result, we now serve a total of 3,016,600 active mobile subscribers, including 1,998,100 postpaid subscribers. The remaining mobile subscribers receive prepaid mobile services under the BASE brand and various branded reseller contracts, including JIM Mobile amongst others. We added a solid 21,600 net mobile postpaid subscribers despite the intensely competitive environment. This was achieved through our attractive "Family Deal" offers, while net postpaid subscriber momentum at BASE gradually improved during the first quarter driven by attractive handset offers.

Our mobile ARPU equaled €23.3 in Q1 2016, including interconnection but excluding BASE. The decrease compared to the prior year period was primarily driven by (i) the conversion of certain legacy mobile tariff plans to our latest mobile rate plans and "Choose Your Device" plans, (ii) continued pressure on SMS usage and (iii) lower out-of-bundle revenue per user.

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1.5    Video

ENHANCED VIDEO
At March 31, 2016, approximately 84% of our video customers subscribed to our enhanced video services, so they can access a much richer TV experience. This translated into 1,718,800 enhanced video customers at March 31, 2016, as we added 4,600 net subscribers in Q1 2016. At March 31, 2016, approximately 26% of our enhanced video subscribers were actively using our “Yelo Play” app, through which they can enjoy a unique content experience on multiple connected devices in the home and abroad through our WiFi Homespots and hotspots. At March 31, 2016, our subscription VOD packages “Play” and “Play More” had 315,000 customers, up 80% compared to the prior year period and driven in part by temporary promotions and seasonality.

“Play Sports” combines domestic and foreign football with other major sport events including golf, Formula One racing, volleyball, basketball and hockey. In addition, “Play Sports” features unrestricted 7-day catch-up TV, while the accompanying “Play Sports” app enables a TV anywhere/anytime experience across a myriad of devices and ecosystems, enriched with live updated statistics and match summaries. In Q1 2016, we successfully extended the exclusive UK Premier League broadcasting rights for another three seasons and recently renewed the exclusive Formula One broadcasting rights for the next four seasons up to 2019 included. At March 31, 2016, 226,900 customers subscribed to our sports pay television channels, an increase of 9% compared to the prior year period.

TOTAL VIDEO
Relative to December 31, 2015, subscribers to our total basic and enhanced video services decreased by 13,700 to 2,041,100 at March 31, 2016. Compared to recent quarters, our net organic loss rate in Q1 2016 increased as our churn rate was adversely affected by the impact from the February 2016 price adjustments and the intensely competitive environment. The aforementioned organic loss rate excludes migrations to our enhanced video service and represents customers churning to competitors’ platforms, such as other digital television, OTT and satellite providers, or customers terminating their television service or having moved out of our service footprint. Given the historical video penetration in our footprint, the limited expansion of the number of homes passed and strong competition in the domestic TV market, we anticipate further churn of total video subscribers, offset by further growth in multiple-play subscribers, generating a higher ARPU relative to the basic video ARPU.

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2    Financial highlights

2.1    Revenue

For the first three months of 2016, we generated revenue of €552.5 million, representing a 24% increase compared to the prior year period when we produced revenue of €446.5 million. Our reported revenue increase was primarily driven by the contribution from BASE, which we acquired on February 11, 2016. When adjusting to neutralize the impact of this acquisition, we achieved rebased revenue growth of 5% in Q1 2016. Our rebased revenue growth in the period was directly driven by (i) 4% higher cable subscription revenue as a result of a 6% increase in our triple-play subscribers, continued growth for our entertainment propositions and the favorable impact from the February 2016 price adjustments, partially offset by a growing proportion of bundle-related discounts, (ii) an increase in our rebased business services revenue and (iii) improved other revenue, primarily due to increased standalone handset sales as compared to the prior year period and the impact of our "Choose Your Device" programs launched mid-2015.

VIDEO
Our video revenue represents the monthly fee paid by our video subscribers for the channels they receive in the basic tier and the revenue generated by our enhanced video subscribers which includes, amongst others, (i) recurring set-top box rental fees, (ii) fees for supplemental premium content    offerings, including our subscription VOD packages “Play”, “Play More” and “Play Sports”, and (iii) transactional and broadcasting-on-demand services. For the first three months of 2016, our video revenue amounted to €141.2 million compared to €137.3 million for the prior year period. This modest 3% increase was driven by higher recurring set-top box rental fees and growth in our premium subscription VOD business, partly offset by a gradual decline in our total video subscriber base and slightly lower revenue from transactional VOD services.

BROADBAND INTERNET
The revenue generated by our residential and small business broadband internet RGUs totaled €140.0 million for the first three months of 2016 and was up 4% compared to the prior year period when we recorded broadband internet revenue of €135.2 million. Our revenue growth was driven by 3% growth in our subscriber base and the benefit from the aforementioned February price increase, which were partially offset by the increased proportion of bundle discounts.

FIXED-LINE TELEPHONY
Our fixed-line telephony revenue includes recurring subscription-based revenue from our fixed-line telephony subscribers and variable usage-related revenue, but excludes the interconnection revenue generated by these customers which is reported under other revenue. For the first three months of 2016, our fixed-line telephony revenue increased 6% to €59.7 million compared to €56.3 million for the prior year driven by a 5% increase in fixed-line telephony subscribers and the benefit from the aforementioned February 2016 price increase, partly offset by a growing proportion of bundle discounts.

MOBILE TELEPHONY
Our mobile telephony revenue represents the subscription-based revenue generated by our mobile telephony subscribers and out-of-bundle revenue, but excludes both the interconnection revenue generated by these customers and revenue earned from handset sales. For the first three months of 2016, we generated mobile telephony revenue of €106.6 million, up €58.7 million compared to the prior year period. This robust 123% year-on-year revenue increase reflected the acquisition of BASE, which was effective February 11, 2016. Excluding this impact, the rebased growth in our mobile telephony revenue reached 4% with continued subscriber growth being partially offset by a decrease in usage-related revenue per user and the impact of our "Choose Your Device" programs as this revenue is recognized under our other revenue.

BUSINESS SERVICES
The revenue reported under business services relates to (i) the revenue generated on non-coax products, including fiber and leased DSL lines, (ii) our carrier business, including mobile wholesale services, as well as value-added services such as hosting and managed security. Revenue generated by our business customers on all coax-related products is allocated to one of the aforementioned revenue lines and is not captured within Telenet Business, our business services division. Telenet Business generated revenue of €30.8 million for the first three months of 2016, which was up 8% compared to the prior year period when our business services yielded revenue of €28.4 million. Our B2B revenue growth was primarily

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driven by (i) higher revenue from carrier services for mobile, including the impact from the BASE acquisition, (ii) higher security-related revenue and (iii) higher revenue from business connectivity solutions.

OTHER
Other revenue primarily includes, among other items, (i) interconnection revenue from both our fixed-line and mobile telephony customers, (ii) mobile handset sales, including the revenue earned under our "Choose Your Device" programs, (iii) channel carriage fees, (iv) product activation and installation fees, and (v) set-top box sales revenue. Other revenue reached €74.2 million for the first three months of 2016, up 79% year-on-year, reflecting amongst others the interconnection revenue and revenue from standalone handsets sales generated by BASE since the acquisition. Apart from the contributions from BASE, growth in our other revenue was primarily driven by higher revenue from the sale of standalone handsets versus the prior year period largely attributable to the impact of our "Choose Your Device" programs launched mid-2015.

2.2    Expenses

For the first three months of 2016, we incurred total expenses of €419.9 million, representing an increase of 33% compared to the prior year period when we incurred total expenses of €315.1 million. Excluding the impact from the BASE operations, our rebased expense growth was 9% and primarily reflected (i) higher sales and marketing expenses, (ii) higher outsourced labor & professional services costs, primarily linked to the integration of BASE, and (iii) higher direct costs, reflecting the continued growth in our RGU base. Our total operating expenses represented approximately 76% of our revenue for the first three months of 2016. Cost of services provided as a percentage of our revenue reached approximately 57% for the first three months of 2016 , while selling, general and administrative expenses represented approximately 19% of our total revenue for the first three months of 2016.

NETWORK OPERATING EXPENSES
Our network operating expenses reached €27.5 million for the first three months of 2016 compared to €17.0 million in Q1 2015 (+62% year-on-year) and primarily reflected the effects of the BASE acquisition. On a rebased basis, our network operating expenses increased 6% year-on-year as a result of higher network equipment maintenance.

DIRECT COSTS (PROGRAMMING AND COPYRIGHTS, INTERCONNECT AND OTHER)
Our direct costs include all of our direct expenses such as (i) costs related to interconnection, (ii) handset sales and subsidies, (iii) programming and copyrights. In Q1 2016, our direct costs represented €136.9 million, up 29% compared to the prior year period. On a rebased basis, our direct cost growth was 3% as a result of higher content-related expenses as a result of our connected entertainment strategy and higher costs related to handset sales in the quarter, partially offset by substantially lower handset subsidies compared to Q1 2015.

STAFF-RELATED EXPENSES
Staff-related expenses increased €13.3 million to €56.8 million in Q1 2016 and reflected the acquisition of BASE, the effect of the mandatory wage indexation since early 2016 and modest growth in our combined employee base.

SALES AND MARKETING EXPENSES
Sales and marketing expenses for the first three months of 2016 reached €23.6 million compared to €13.5 million for the prior year period. On a rebased basis, our sales and marketing expenses increased €7.0 million year-on-year as a result of our “Vollenbak Voordelen” campaign and timing variances in some of our campaigns as compared to last year.

OUTSOURCED LABOR AND PROFESSIONAL SERVICES
Costs related to outsourced labor and professional services were €13.1 million for the first three months of 2016 and mainly reflected higher advisory, business-supporting and consultancy-related fees, including €3.4 million of costs linked to the integration of BASE.

OTHER INDIRECT EXPENSES
Our other indirect expenses reached €32.5 million the first three months of 2016, up 39% compared to the prior year period and impacted by the BASE acquisition. For Q1 2016, our other indirect expenses represented around 6% of our total revenue.

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DEPRECIATION AND AMORTIZATION, INCL. GAINS ON DISPOSAL OF PROPERTY AND EQUIPMENT AND OTHER INTANGIBLE ASSETS
Depreciation and amortization, including gains on disposal of property and equipment and other intangible assets, reached €127.5 million for the first three months of 2016 and primarily reflected the impacts from the BASE acquisition and higher depreciation expenses related to set-top boxes and IT.

2.3    Adjusted EBITDA and operating profit

For the first three months of 2016, we realized Adjusted EBITDA of €262.1 million, up 12% compared to the prior year period when we produced Adjusted EBITDA of €235.0 million. Our Adjusted EBITDA for the first three months of 2016 included the results of BASE from February 11, 2016, as mentioned above. Excluding this impact, we achieved rebased Adjusted EBITDA growth of 2% for Q1 2016. The favorable impact resulting from accretive multiple-play growth, including the effects of the February 2016 price adjustments, and our continued focus on cost efficiencies and operating leverage was partly offset by (i) higher content-related expenses, (ii) higher sales and marketing expenses due to timing variances in some of our campaigns, and (iii) €3.4 million costs related to the integration of BASE Company. Excluding these integration costs, growth in our Adjusted EBITDA would have been higher. Our Adjusted EBITDA margin reached 47.4% for the first three months of 2016 compared to 53.0% on a reported basis for the first three months of 2015. This decline was mainly driven by a higher proportion of lower-margin mobile, including BASE's contribution since the acquisition, and premium content revenue in our overall mix, as well as higher costs associated with the integration of BASE which we started incurring in earnest during the second half of last year.

Exhibit 1: Reconciliation between Adjusted EBITDA and total profit for the period (unaudited)

(€ in millions)	For the three months ended
	March 31,
	2016	2015	Change %

Adjusted EBITDA	262.1	235.0	12%
Adjusted EBITDA margin	47.4%	53.0%

Share based compensation	(1.1)	(4.4)	(75)%
Operating charges related to acquisitions or divestitures	(1.1)	(1.0)	10%
Restructuring gains (charges)	0.2	0.5	(60)%

EBITDA	260.1	230.1	13%

Depreciation, amortization and impairment	(127.5)	(98.7)	29%

Operating profit	132.6	131.4	1%

Net finance expense	(118.9)	(71.2)	67%
Share of the result of equity accounted investees	(2.2)	(1.1)	100%
Income tax expense	(20.1)	(25)	(20)%

Profit (loss) for the period	(8.6)	34.1	N.M.

N.M. - Not Meaningful

We generated operating profit of €132.6 million for the first three months of 2016, which was up €1.2 million, or 1%, compared to the prior year period when our operating profit reached €131.4 million and was impacted by a 29% increase in depreciation and amortization charges.

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2.4    Net result

FINANCE INCOME AND EXPENSES
For the first three months of 2016, net finance expenses totaled €118.9 million compared to €71.2 million of net finance expenses incurred for the first three months of 2015. Compared to Q1 2015, our net finance expenses increased 67% as we realized a loss on our derivatives of €59.3 million in Q1 2016 versus a loss of €11.9 million in Q1 2015. Our net interest expense, foreign exchange loss and other finance expense in Q1 2016 remained broadly stable compared to the prior year period as the impact from the issuance of new debt facilities related to the BASE acquisition was offset by lower accrued interest as a result from the restructuring of our interest rate derivatives portfolio in December last year.

INCOME TAXES
We recorded income tax expenses of €20.1 million for the first three months of 2016 compared to income tax expense of €25.0 million for the first three months of 2015, a decrease of 20% year-on-year.

NET INCOME (LOSS)
We incurred a net loss of €8.6 million for the first three months of 2016 compared to net income of €34.1 million we achieved in the prior year period. Our net income was impacted by a €59.3 million net loss on our derivative financial instruments versus a loss of €11.9 million in Q1 2015.

2.5    Cash flow and liquidity

NET CASH FROM OPERATING ACTIVITIES
For the first three months of 2016, our operations yielded €45.0 million of net cash compared to €136.9 million we generated during the prior year period. Compared to Q1 2015, our net cash from operating activities decreased 67% in Q1 2016, negatively impacted by a nonrecurring €23.5 million cash outflow following a favorable contract renegotiation and the payment of €18.7 million ticking fees linked to the BASE acquisition. In addition, the net cash from our operating activities in Q1 2016 was impacted by (i) a negative trend in our working capital following the BASE consolidation, (ii) €15.2 million higher cash interest expenses following our increased indebtedness, and (iii) €9.4 million higher cash taxes paid compared to last year.
NET CASH USED IN INVESTING ACTIVITIES
We used €1,291.3 million of net cash in investing activities for the first three months of 2016 compared to €167.5 million of net cash used in investing activities in Q1 2015. The strong year-on-year increase in net cash from investing activities was primarily driven by the acquisition of BASE Company NV for €1,180.6 million net of cash acquired, which closed on February 11, 2016. Also, the net cash used in investing activities included cash payments for our capital expenditures, including a cash payment for the Belgian football broadcasting rights covering the second leg of the current 2015-2016 season. Please refer to Section 2.7 - Capital expenditures for detailed information about the underlying accrued capital expenditures.
FREE CASH FLOW
For the first three months of 2016, we generated Free Cash Flow of €(69.1) million compared to €24.6 million in Q1 2015. Our Free Cash Flow in the quarter was negatively impacted by a nonrecurring €23.5 million cash outflow following a favorable contract renegotiation and the payment of €18.7 million ticking fees linked to the BASE acquisition. In addition, our Free Cash Flow in Q1 2016 was impacted by (i) a negative impact on our working capital following the BASE consolidation, (ii) €15.2 million higher cash interest expenses following our increased indebtedness, and (iii) €9.4 million higher cash taxes paid compared to last year.
NET CASH FROM (USED IN) FINANCING ACTIVITIES
The net cash from financing activities was €1,179.0 million for the first three months of 2016 compared to €29.5 million of net cash used in financing activities in Q1 2015. Net cash from financing activities in the current quarter mainly consisted of the aggregate draw down of €1,217.0 million from certain debt facilities related to the acquisition of BASE and €20.0 million spent under the Share Repurchase Program 2016. The remainder of the net cash used in financing activities primarily consisted of capital lease repayments and other financial payments.

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST QUARTER 2016	11

2.6    Debt profile, cash balance and net leverage ratio

DEBT PROFILE
As of March 31, 2016, we carried a total debt balance (including accrued interest) of €4,973.5 million, of which (i) €2,157.0 million principal amount is owed under our 2015 Amended Senior Credit Facility, (ii) €417.0 million has been drawn under our revolving credit facilities to fund the BASE acquisition, and (iii) €1,930.0 million principal amount is related to the Senior Secured Notes with maturities ranging from 2021 through 2027. Our total debt balance at March 31, 2016 also included €31.1 million for the outstanding portion of the 3G mobile spectrum including accrued interest. The remainder primarily represents the capital lease obligations associated with the Interkabel Acquisition.
In February 2016, we drew three debt facilities under the 2015 Amended Senior Credit Facility for the financing of the BASE acquisition for an aggregate amount of €1,217.0 million, including (i) €800.0 million under Term Loan AA with a maturity of June 30, 2023 and a 3.50% margin over EURIBOR, (ii) €217.0 million under Revolving Credit Facility X with a maturity of September 30, 2020 and a 2.75% margin over EURIBOR, and (iii) €200.0 million under Revolving Credit Facility Z with a maturity of June 30, 2018 and a 2.25% margin of EURIBOR. Mid-April 2016, we repaid €130.0 million under Revolving Credit Facility X, leaving an outstanding balance of €87.0 million, and we intend to use excess cash and cash equivalents to repay the outstanding amounts under our revolving credit facilities in the near future.
DEBT OVERVIEW AND PAYMENT SCHEDULES
The table below provides an overview of our debt instruments and payment schedule at March 31, 2016.
Exhibit 2: Debt maturity table as of March 31, 2016

	Total Facility as per	Drawn amount	Undrawn amount	Maturity Date	Interest rate	Interest payments due
	March 31, 2016
	(€ in millions)
2015 Amended Senior Credit Facility
Term Loan W	474.1	474.1	—	June 30, 2022	Floating | 3-month EURIBOR (0% floor) + 3.25%	Quarterly (Jan., April, July, Oct.)
Term Loan Y	882.9	882.9	—	June 30, 2023	Floating | 3-month EURIBOR (0% floor) + 3.50%	Quarterly (Jan., April, July, Oct.)
Term Loan AA	800.0	800.0	—	June 30, 2023	Floating | 3-month EURIBOR (0% floor) + 3.50%	Quarterly (Jan., April, July, Oct.)
Revolving Credit Facility (Facility X)	381.0	217.0	164.0	September 30, 2020	Floating | 1-month EURIBOR (0% floor) + 2.75%	Monthly
Revolving Credit Facility (Facility Z)	200.0	200.0	—	June 30, 2018	Floating | 3-month EURIBOR (0% floor) + 2.25%	Quarterly (May, August, November, February)

Senior Secured Fixed Rate Notes
€300 million Senior Secured Notes due 2021	300.0	300.0	—	February 15, 2021	Fixed | 6.625%	Semi-annually (Feb. and Aug.)
€450 million Senior Secured Notes due 2022	450.0	450.0	—	August 15, 2022	Fixed | 6.25%	Semi-annually (Feb. and Aug.)
€250 million Senior Secured Notes due 2024	250.0	250.0	—	August 15, 2024	Fixed | 6.75%	Semi-annually (Feb. and Aug.)
€530 million Senior Secured Notes due 2027	530.0	530.0	—	July 15, 2027	Fixed | 4.875%	Semi-annually (Jan. and July)

Senior Secured Floating Rate Notes
€400 million Senior Secured Notes due 2021	400.0	400.0	—	June 15, 2021	Floating | 3-month EURIBOR +3.875%	Quarterly (March, June, Sep. and Dec.)

Total notional amount	4,668.0	4,504.0	164.0

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST QUARTER 2016	12

CASH BALANCE AND AVAILABILITY OF FUNDS
At March 31, 2016, we held €210.0 million of cash and cash equivalents, including the cash and cash equivalents held by BASE at March 31, 2016 compared to €277.3 million at December 31, 2015. To minimize the concentration of counterparty risk, our cash equivalents, certificates of deposit and money market funds are placed with highly rated European and US financial institutions. Compared to December 31, 2015, our cash balance decreased €67.3 million impacted by (i) €137.6 million of net cash used for the BASE acquisition, including the cash settlement of financing-related ticking fees and associated arrangement fees resulting from the issuance of certain debt facilities in April 2015, offset by €141.3 million of cash acquired (ii) €87.0 million of cash taxes paid in February 2016, (iii) the negative €23.5 million impact resulting from the cash settlement following a 2015 favorable contract renegotiation, (iv) a cash payment for the second leg of the Belgian football broadcasting rights for the current 2015-2016 season, and, (v) €20.0 million of cash used for our Share Repurchase Program 2016. At March 31, 2016, we had access to €164.0 million of available commitments under Revolving Credit Facility X, subject to compliance with the covenants mentioned below, which increased to €294.0 million currently following the voluntary prepayment under Revolving Facility X mid-April 2016.
NET LEVERAGE RATIO
As of March 31, 2016, the outstanding balance of our 2015 Amended Senior Credit Facility and outstanding cash balance resulted in a Net Total Debt to Consolidated Annualized EBITDA ratio of 4.0x compared to 3.4x at December 31, 2015. The sequential increase in our net leverage ratio primarily reflected the acquisition of BASE Company in February 2016. Our current net leverage ratio is significantly below the covenant of 6.0x and the availability test of 5.0x. Please refer to footnote 17 on page 22 for detailed information about the definition of our net leverage ratio.
2.7    Capital expenditures

Accrued capital expenditures reached €188.4 million for the first three months of 2016, representing approximately 34% of our revenue versus approximately 20% for the first three months of 2015, and included €9.6 million of accrued capital expenditures for BASE Company NV. Our accrued capital expenditures for both the first three months of 2016 and 2015 reflected the recognition of the Jupiler Pro League broadcasting rights for the 2016-2017 and 2015-2016 seasons, respectively. In addition, our accrued capital expenditures in Q1 2016 reflected the extension of the exclusive UK Premier League broadcasting rights for the next three seasons as of the 2016-2017 season. Under EU IFRS, these broadcasting rights have been capitalized as intangible assets and will be amortized on a pro-rata basis as the season progresses. Excluding these broadcasting rights, our accrued capital expenditures represented around 17% of our revenue for the first three months of 2016 and around 14% for the prior year period.

Set-top box related capital expenditures increased €6.7 million from €1.5 million for the first three months of 2015 to €8.2 million for the first three months of 2016, reflecting the underlying growth in our enhanced video subscriber base and inventory-related effects. For the first three months of 2016, set-top box related capital expenditures represented approximately 9% of our total accrued capital expenditures excluding the aforementioned football broadcasting rights.

Capital expenditures for customer installations totaled €17.8 million for the first three months of 2016, or approximately 19% of total accrued capital expenditures excluding the aforementioned football broadcasting rights. The 21% year-on-year increase in our customer installations capital expenditures included higher costs related to our proactive customer visits.

Accrued capital expenditures for network growth and upgrades amounted to €32.1 million for the first three months of 2016, and represented approximately 34% of total accrued capital expenditures excluding the aforementioned football broadcasting rights. The 68% increase versus the prior year period was primarily driven by higher investments in our HFC network as part of our €500.0 million five-year network investment program “De Grote Netwerf” and incremental spending on BASE's network subsequent to the acquisition.

The remainder of our accrued capital expenditures included refurbishments and replacements of network equipment, sports content acquisition costs, and recurring investments in our IT platform and systems. These reached €130.3 million for the first three months of 2016 compared to €54.3 million for the first three months of 2015 and were impacted by the recognition of the aforementioned football broadcasting rights.

This implies that approximately 62% of our accrued capital expenditures for the first three months of 2016 were scalable and subscriber growth related excluding the aforementioned football broadcasting rights. Going forward, we will continue to closely monitor our capital expenditures in order to make sure that they drive incremental returns.

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST QUARTER 2016	13

3    Outlook and other information

3.1    Outlook

2016 will be a pivotal year in our Company's history as we continue to drive further business growth, whilst ensuring a smooth BASE integration and laying the further foundations for healthy profitable growth in the future. As part of our 2020 Vision, we aim to be the leading converged connected entertainment and business solutions provider in Belgium.

Our strategic plan focuses on four distinct pillars.

•
First, we aspire to offer seamless converged connected entertainment services to all our residential customers, both at home and on-the-go, through our fixed, WiFi and mobile networks, while aiming to provide a great customer experience.

•
Second, we target to achieve a higher market share in the business market with a clear focus on all segments including small and medium-sized companies ("SME"), small offices and home offices ("SOHO") and large corporates. Through a combination of reliable superfast connectivity solutions, value-added services and a customer-centric approach, we aim to reap the untapped potential of the B2B market.

•
Third, we will continue to invest in our leading HFC network increasing the spectrum bandwidth capacity to 1 GHz and therefore enabling data download speeds of at least 1 Gbps. At the same time, we will accelerate investments in BASE's mobile infrastructure, including site upgrades/extensions and increased fiber backhaul. Through our integrated network, we will be better positioned to capture the growth opportunities in a converging world.

•
Fourth, we will ensure a smooth integration of BASE and are pleased to see that we're running ahead of our plans. We plan to increase investments in BASE's mobile network, as mentioned above, in order to secure profitable growth going forward. Hence, we now see total integration costs of €300.0 million (including €250.0 million of network-related investments) as compared to €240.0 million previously communicated. In our current planning, this will allow us to generate €220.0 million of annual run-rate synergies by 2020, as compared to €150.0 million as previously communicated, with around 70% driven by MVNO-related synergies.

Our strategic plan is expected to translate into healthy organic rebased Adjusted EBITDA growth over the next few years as we target 5-7% growth over the 2015-2018 period. Rebased Adjusted EBITDA growth will be driven by (i) profitable growth in our fixed and mobile connectivity businesses, (ii) our continued focus on cost excellence and operating leverage, and (iii) the aforementioned synergies from the BASE acquisition. As around 70% of the targeted synergies are MVNO-related, they will only really start to kick in once the current MVNO Agreement has ended and hence drive faster Adjusted EBITDA growth in the years thereafter.

This year, our rebased growth rates will be impacted by (i) the consolidation of BASE's declining mobile-only business, (ii) an increased competitive and regulatory environment, and (iii) the costs associated with the BASE integration. Having achieved 5% rebased top-line growth for the first three months of 2016, we expect our rebased revenue growth rate to decelerate in the coming quarters of 2016, driven by lower revenue from BASE’s mobile-only business and as the fact that the second half of 2015 already reflected higher revenue associated with our "Choose Your Device" and handset financing programs. For the full year 2016, we are targeting rebased revenue growth of up to 2% compared to 2015.

The costs associated with the integration of BASE and adverse regulatory impacts, including declines in roaming rates, will have a dampening impact on our rebased Adjusted EBITDA growth in 2016. On a rebased basis, we expect our Adjusted EBITDA for the full year 2016 to remain stable, as compared to 2015.

We will continue to invest in our leading HFC network in order to safeguard our competitive position in the market, while we aim to offer an amazing customer experience across all of our products and services. At the same time, we will start investing into the BASE mobile network, allowing us to capture important synergies in a converging world. Therefore, we expect our accrued capital expenditures, excluding the recognition of football broadcasting rights, to represent around 23% of our revenue for 2016.

And finally, our Free Cash Flow is expected to rebound over the coming quarters from a weak Q1. For the full-year 2016, we anticipate Free Cash Flow of between €175.0 and €200.0 million, reflecting amongst other items higher cash interest expenses as a result of our increased indebtedness and higher cash taxes paid compared to last year.

Exhibit 3: Outlook FY 2016

Outlook FY 2016
Revenue growth (rebased)	Up to 2%
Adjusted EBITDA growth (rebased)	Stable
Accrued capex, as a % of revenue	Around 23%(1)
Free Cash Flow	€175.0 - €200.0 million(2)
(1) Excluding the recognition of Belgian football broadcasting rights and the UK Premier League.
(2) Assuming the tax payment on our 2015 tax return will not occur until early 2017.

3.2    Shareholder remuneration

For 2016, the board of directors has authorized a €50.0 million share buy-back program (the “Share Repurchase Program 2016”), effective as of February 15, 2016. Under this program, Telenet may acquire from time to time its common stock, to a maximum of 1,100,000 shares, for a maximum consideration of €50.0 million, within a six (6) month period. The share repurchases will be conducted under the terms and conditions approved by the extraordinary general shareholders’ meeting of the Company of April 30, 2014.

The board of directors remains committed to deliver attractive and sustainable shareholder value in line with the Company’s long-term Net Total Debt to Consolidated Annualized EBITDA ratio. This methodology provides for an optimal balance between growth, shareholder returns and attractive access to capital markets. The Company aims to achieve this target through potential value-accretive acquisitions and/or investments to support future business growth and cash returns to shareholders, underpinned by strong Free Cash Flow generation and a continued optimization of the financing structure.

3.3    Subsequent events

There were no significant events subsequent to March 31, 2016, that would require adjustment to or disclosure in the financial information included in this press release.

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST QUARTER 2016	15

4    Telenet Group Holding NV – Consolidated operating statistics

As of and for the three months ended	Mar 2016	Mar 2015	Change %

Total Services - Combined Network

Homes passed (13)	2,953,500	2,921,100	1%

Video
Basic video (6)	322,300	383,300	(16)%
Enhanced video (7)	1,718,800	1,688,100	2%
Total video	2,041,100	2,071,400	(1)%

Internet
Residential broadband internet	1,437,700	1,494,900	(4)%
Business broadband internet	139,600	39,600	253%
Total broadband internet (8)	1,577,300	1,534,500	3%

Fixed-line telephony
Residential fixed-line telephony	1,170,900	1,158,500	1%
Business fixed-line telephony	63,300	16,000	296%
Total fixed-line telephony (9)	1,234,200	1,174,500	5%

Total services (14)	4,852,600	4,780,400	2%

Churn (15)

Video	8.7%	8.2%
Broadband internet	8.3%	7.6%
Fixed-line telephony	9.2%	8.9%

Customer relationship information

Triple-play customers	1,109,000	1,044,800	6%
Total customer relationships (11)	2,163,800	2,186,600	(1)%
Services per customer relationship (11)	2.24	2.19	2%
ARPU per customer relationship (in € / month) (11) (12)	52.3	50.0	5%

During 2015, we reclassified 85,000 residential broadband internet subscribers to business broadband internet subscribers. We also reclassified 44,700 residential fixed-line telephony subscribers to business fixed-line telephony subscribers. We did not apply these reclassification adjustments retroactively to the prior year quarters.

As of and for the three months ended	Mar 2016	Mar 2015	Change %

Mobile statistics

Mobile telephony
Postpaid subscribers	1,998,100	924,500	116%
Prepaid subscribers	1,018,500	—	—%
Total mobile subscribers (10)	3,016,600	924,500	226%
N.M. - Not Meaningful

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST QUARTER 2016	16

5	Telenet Group Holding NV – Selected EU IFRS condensed
consolidated interim financial statements

5.1	EU IFRS condensed consolidated interim statement of profit or loss and other comprehensive income (unaudited)

(€ in millions, except shares and per share amounts)	For the three months ended
	March 31,
	2016	2015	Change %
Profit for the period
Revenue

Revenue	552.5	446.5	24%

Expenses

Cost of services provided	(316.7)	(254.9)	24%

Gross profit	235.8	191.6	23%

Selling, general & administrative expenses	(103.2)	(60.2)	71%

Operating profit	132.6	131.4	1%

Finance income	0.3	0.2	50%
Net interest income and foreign exchange gain	0.3	0.2	50%
Finance expenses	(119.2)	(71.4)	67%
Net interest expense, foreign exchange loss and other finance expenses	(59.9)	(59.5)	1%
Net loss on derivative financial instruments	(59.3)	(11.9)	398%
Net finance expense	(118.9)	(71.2)	67%
Share of the result of equity accounted investees	(2.2)	(1.1)	100%

Profit (loss) before income tax	11.5	59.1	(81)%

Income tax expense	(20.1)	(25.0)	(20)%

Profit (loss) for the period	(8.6)	34.1	N.M.

Other comprehensive income for the period, net of income tax
Items that will not be reclassified to profit or loss
Remeasurements of defined benefit liability/(asset)	—	—	—%
Deferred tax	—	—	—%
Other comprehensive loss for the period, net of income tax	—	—	—%

Total comprehensive income (loss) for the period	(8.6)	34.1	N.M.

Profit (loss) attributable to:	(8.6)	34.1	N.M.
Owners of the Company	(8.6)	34.1	N.M.
Non-controlling interests	—	—	—%

Total comprehensive income (loss) for the period, attributable to:	(8.6)	34.1	N.M.
Owners of the Company	(8.6)	34.1	N.M.
Non-controlling interests	—	—	—%

Weighted average shares outstanding	116,421,952	116,748,772
Basic earnings (loss) per share	(0.07)	0.29
Diluted earnings (loss) per share	(0.07)	0.29

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST QUARTER 2016	17

(€ in millions, except shares and per share amounts)	For the three months ended
	March 31,
	2016	2015	Change %
Revenue by Nature

Subscription revenue:
Video	141.2	137.3	3%
Broadband internet	140.0	135.2	4%
Fixed-line telephony	59.7	56.3	6%
Cable subscription revenue	340.9	328.8	4%
Mobile telephony	106.6	47.9	123%
Total subscription revenue	447.5	376.7	19%
Business services	30.8	28.4	8%
Other	74.2	41.4	79%
Total Revenue	552.5	446.5	24%

Expenses by Nature

Network operating expenses	(27.5)	(17.0)	62%
Direct costs (programming, copyrights, interconnect and other)	(136.9)	(106.5)	29%
Staff-related expenses	(56.8)	(43.5)	31%
Sales and marketing expenses	(23.6)	(13.5)	75%
Outsourced labor and Professional services	(13.1)	(7.7)	70%
Other indirect expenses	(32.5)	(23.3)	39%
Restructuring gains (charges)	0.2	0.5	(60)%
Operating charges related to acquisitions or divestitures	(1.1)	(1.0)	10%
Share-based payments granted to directors and employees	(1.1)	(4.4)	(75)%
Depreciation	(80.6)	(67.4)	20%
Amortization	(32.2)	(17.1)	88%
Amortization of broadcasting rights	(15.1)	(14.6)	3%
Gain on disposal of property and equipment	0.4	0.4	—%

Total Expenses	(419.9)	(315.1)	33%

N.M. - Not Meaningful

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST QUARTER 2016	18

5.2    EU IFRS condensed consolidated interim statement of cash flows (unaudited)

(€ in millions)	For the three months ended
	March 31,
	2016	2015		Change %

Cash flows from operating activities
Profit (loss) for the period	(8.6)	34.1		N.M.
Depreciation, amortization, impairment and restructuring charges	127.5	98.2		30%
Working capital changes and other non cash items	(40.9)	37.1		N.M.
Income tax expense	20.1	25.0		(20)%
Net interest expense, foreign exchange loss and other finance expenses	59.6	59.3		1%
Net loss on derivative financial instruments	59.3	11.9		398%
Cash interest expenses and cash derivatives	(85.0)	(51.1)		66%
Income taxes paid	(87.0)	(77.6)		12%

Net cash from operating activities	45.0	136.9		(67)%

Cash flows from investing activities
Purchases of property and equipment	(67.8)	(68.3)		(1)%
Purchases of intangibles	(45.5)	(41.1)		11%
Acquisition of and loans to equity accounted investees	—	(59.2)		(100)%
Acquisition of subsidiary, net of cash acquired	(1,180.6)	—	—	N.M.
Proceeds from sale of property and equipment	2.6	1.1		136%
Purchase of broadcasting rights for resale purposes	(0.1)	—		N.M.
Proceeds from the sale of broadcasting rights for resale purposes	0.1	—		N.M.

Net cash used in investing activities	(1,291.3)	(167.5)		671%

Cash flows from financing activities
Proceeds from loans and borrowings	1,217.0	—		N.M.
Repurchase of own shares	(20.0)	(25.0)		(20)%
Other financing activities (incl. finance leases)	(18.0)	(4.5)		300%

Net cash from (used in) financing activities	1,179.0	(29.5)		N.M.

Net decrease in cash and cash equivalents
Cash at beginning of period	277.3	189.1		47%
Cash at end of period	210.0	129.0		63%

Net cash used	(67.3)	(60.1)		12%

Free Cash Flow
Net cash from operating activities	45.0	136.9		(67)%
Cash payments for direct acquisition and divestiture costs	2.9	0.1		N.M.
Purchases of property and equipment	(67.8)	(68.3)		(1)%
Purchases of intangibles	(45.5)	(41.1)		11%
Principal payments on capital leases (excluding network-related leases assumed in acquisitions)	(0.4)	(0.5)		(20)%
Principal payments on post acquisition additions to network leases	(3.3)	(2.5)		32%

Free Cash Flow	(69.1)	24.6		N.M.

N.M. - Not Meaningful

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST QUARTER 2016	19

5.3    EU IFRS condensed consolidated interim statement of financial position
(unaudited)

(€ in millions)	March 31,	December 31,	Change
	2016	2015

ASSETS
Non-current Assets:
Property and equipment	1,995.0	1,411.9	583.1
Goodwill	1,564.7	1,241.8	322.9
Other intangible assets	795.9	241.1	554.8
Deferred tax assets	123.7	108.5	15.2
Investments in and loans to equity accounted investees	55.6	57.4	(1.8)
Derivative financial instruments	—	7.6	(7.6)
Trade receivables	5.1	4.7	0.4
Other assets	8.0	13.5	(5.5)
Total non-current assets	4,548.0	3,086.5	1,461.5

Current Assets:
Inventories	27.4	19.3	8.1
Trade receivables	197.0	145.9	51.1
Other current assets	162.6	69.5	93.1
Cash and cash equivalents	210.0	277.3	(67.3)
Total current assets	597.0	512.0	85.0

TOTAL ASSETS	5,145.0	3,598.5	1,546.5

EQUITY AND LIABILITIES
Equity:
Share capital	12.8	12.8	—
Share premium and other reserves	985.7	1,001.3	(15.6)
Retained loss	(2,233.4)	(2,224.9)	(8.5)
Remeasurements	(9.3)	(9.3)	—
Total equity attributable to owners of the Company	(1,244.2)	(1,220.1)	(24.1)
Non-controlling interests	16.5	16.7	(0.2)
Total equity	(1,227.7)	(1,203.4)	(24.3)

Non-current Liabilities:
Loans and borrowings	4,477.6	3,683.3	794.3
Derivative financial instruments	101.2	57.8	43.4
Deferred revenue	0.8	0.6	0.2
Deferred tax liabilities	187.8	124.5	63.3
Other liabilities	107.3	59.1	48.2
Total non-current liabilities	4,874.7	3,925.3	949.4

Current Liabilities:
Loans and borrowings	495.9	110.6	385.3
Trade payables	197.4	133.5	63.9
Accrued expenses and other current liabilities	534.0	350.2	183.8
Deferred revenue	104.2	73.6	30.6
Derivative financial instruments	12.9	6.2	6.7
Current tax liability	153.6	202.5	(48.9)
Total current liabilities	1,498.0	876.6	621.4

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST QUARTER 2016	20

(€ in millions)	March 31,	December 31,	Change
	2016	2015

Total liabilities	6,372.7	4,801.9	1,570.8

TOTAL EQUITY AND LIABILITIES	5,145.0	3,598.5	1,546.5

(1)
For purposes of calculating rebased growth rates on a comparable basis for the three months ended March 31, 2016, we have adjusted our historical revenue and Adjusted EBITDA for the three months ended March 31, 2015 to include the pre-acquisition revenue and Adjusted EBITDA of BASE Company in our rebased amounts for the three months ended March 31, 2015 to the same extent that the revenue and Adjusted EBITDA are included in our results for the three months ended March 31, 2016 (BASE Company NV being fully consolidated since February 11, 2016). We do not adjust pre-acquisition periods to eliminate non-recurring items or to give retroactive effect to any changes in estimates that might be implemented during post-acquisition periods. As we did not own or operate the acquired businesses during the pre-acquisition periods, no assurance can be given that we have identified all adjustments necessary to present the revenue and Adjusted EBITDA of these entities on a basis that is comparable to the corresponding post-acquisition amounts that are included in our historical results or that the pre-acquisition financial statements we have relied upon do not contain undetected errors. In addition, the rebased growth percentages are not necessarily indicative of the revenue and Adjusted EBITDA that would have occurred if these transactions had occurred on the dates assumed for purposes of calculating our rebased amounts or the revenue and Adjusted EBITDA that will occur in the future. The rebased growth percentages have been presented as a basis for assessing growth rates on a comparable basis, and are not presented as a measure of our pro forma financial performance.

(2)
Under “Choose Your Device” contractual arrangements, which include separate contracts for the mobile handset and airtime, Telenet generally recognizes the full sales price for the mobile handset upon delivery as a component of other revenue, regardless of whether the sales price is received upfront or in installments. Revenue associated with the airtime services is recognized as mobile subscription revenue over the contractual term of the airtime services contract. Prior to the launch of “Choose Your Device” in July 2015, handsets were generally provided to customers on a subsidized basis. As a result, revenue associated with the handset was only recognized upfront to the extent of cash collected at the time of sale, and the monthly amounts collected for both the handset and airtime were included in mobile subscription revenue over the term of the contract. Handset costs associated with “Choose Your Device” handset revenue are expensed at the point of sale.

(3)
EBITDA is defined as profit before net finance expense, the share of the result of equity accounted investees, income taxes, depreciation, amortization and impairment. Adjusted EBITDA is defined as EBITDA before stock-based compensation and restructuring charges, and before operating charges or credits related to successful or unsuccessful acquisitions or divestitures. Operating charges or credits related to acquisitions or divestitures include (i) gains and losses on the disposition of long-lived assets, (ii) due diligence, legal, advisory and other third-party costs directly related to the Company’s efforts to acquire or divest controlling interests in businesses, and (iii) other acquisition-related items, such as gains and losses on the settlement of contingent consideration. Adjusted EBITDA is an additional measure used by management to demonstrate the Company’s underlying performance and should not replace the measures in accordance with EU IFRS as an indicator of the Company’s performance, but rather should be used in conjunction with the most directly comparable EU IFRS measure. A reconciliation of this measure to the most directly comparable EU IFRS measure is disclosed in Exhibit 1 on page 9.

(4)
Accrued capital expenditures are defined as additions to property, equipment and intangible assets, including additions from capital leases and other financing arrangements, as reported in the Company’s consolidated statement of financial position on an accrued basis.

(5)
Free Cash Flow is defined as net cash provided by the Company’s continuing operations, plus (i) cash payments for third-party costs directly associated with successful and unsuccessful acquisitions and divestitures and (ii) expenses financed by an intermediary, less (i) purchases of property and equipment and purchases of intangibles of its continuing operations, (ii) principal payments on capital-related vendor financing obligations, (iii) principal payments on capital leases (exclusive of network-related leases that were assumed in acquisitions), and (iv) principal payments on post acquisition additions to network leases, each as reported in the Company’s consolidated statement of cash flows. Free Cash Flow is an additional measure used by management to demonstrate the Company’s ability to service debt and fund new investment opportunities and should not replace the measures in accordance with EU IFRS as an indicator of the Company’s performance, but rather should be used in conjunction with the most directly comparable EU IFRS measure.

(6)
Basic Video Subscriber is a home, residential multiple dwelling unit or commercial unit that receives Telenet's video service over the Combined Network either via an analog video signal or via a digital video signal without subscribing to any recurring monthly service that requires the use of encryption-enabling technology. Encryption-enabling technology includes smart cards, or other integrated or virtual technologies that Telenet uses to provide its enhanced service offerings. Telenet counts Revenue Generating Unites (“RGUs”) on a unique premises basis. In other words, a subscriber with multiple outlets in one premise is counted as one RGU and a subscriber with two homes and a subscription to Telenet's video service at each home is counted as two RGUs.

(7)
Enhanced Video Subscriber is a home, residential multiple dwelling unit or commercial unit that receives Telenet's video service over the Combined Network via a digital video signal while subscribing to any recurring monthly service that requires the use of encryption-enabling technology. Enhanced Video Subscribers are counted on a unique premises basis. For example, a subscriber with one or more set-top boxes that receives Telenet's video service in one premise is generally counted as just one subscriber. An Enhanced Video Subscriber is not counted as a Basic Video Subscriber. As Telenet migrates customers from basic to enhanced video services, Telenet reports a decrease in our Basic Video Subscribers equal to the increase in Telenet's Enhanced Video Subscribers.

(8)	Internet Subscriber is a home, residential multiple dwelling unit or commercial unit that receives internet services over the Combined Network.

(9)
Fixed-line Telephony Subscriber is a home, residential multiple dwelling unit or commercial unit that receives fixed-line voice services over the Combined Network. Fixed-line telephony Subscribers exclude mobile telephony subscribers.

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST QUARTER 2016	21

(10)
Telenet's mobile subscriber count represents the number of active subscriber identification module (“SIM”) cards in service rather than services provided. For example, if a mobile subscriber has both a data and voice plan on a smartphone this would equate to one mobile subscriber. Alternatively, a subscriber who has a voice and data plan for a mobile handset and a data plan for a laptop (via a dongle) would be counted as two mobile subscribers. Customers who do not pay a recurring monthly fee are excluded from Telenet's mobile telephony subscriber counts after a 90-day inactivity period.

(11)
Customer Relationships are the number of customers who receive at least one of Telenet's video, internet or telephony services that Telenet counts as RGUs, without regard to which or to how many services they subscribe. Customer Relationships generally are counted on a unique premises basis. Accordingly, if an individual receives Telenet's services in two premises (e.g. a primary home and a vacation home), that individual generally will count as two Customer Relationships. Telenet excludes mobile-only customers from Customer Relationships.

(12)
Average Revenue Per Unit (“ARPU”) refers to the average monthly subscription revenue per average customer relationship and is calculated by dividing the average monthly subscription revenue (excluding mobile services, Business-to-Business ("B2B") services, interconnect, channel carriage fees, mobile handset sales and installation fees) for the indicated period, by the average of the opening and closing balances for customer relationships for the period.

(13)
Homes Passed are homes, residential multiple dwelling units or commercial units that can be connected to the Combined Network without materially extending the distribution plant. Telenet's Homes Passed counts are based on census data that can change based on either revisions to the data or from new census results.

(14)
RGU is separately a Basic Video Subscriber, Enhanced Video Subscriber, Internet Subscriber or Fixed-line Telephony Subscriber. A home, residential multiple dwelling unit, or commercial unit may contain one or more RGUs. For example, if a residential customer subscribed to Telenet's enhanced video service, fixed-line telephony service and broadband internet service, the customer would constitute three RGUs. Total RGUs is the sum of Basic Video, Enhanced Video, Internet and Fixed-line Telephony Subscribers. RGUs generally are counted on a unique premises basis such that a given premises does not count as more than one RGU for any given service. On the other hand, if an individual receives one of Telenet's services in two premises (e.g. a primary home and a vacation home), that individual will count as two RGUs for that service. Each bundled cable, internet or fixed-line telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers may choose to disconnect after their free service period. Services offered without charge on a long-term basis (e.g. VIP subscribers, free service to employees) generally are not counted as RGUs. Telenet does not include subscriptions to mobile services in its externally reported RGU counts.

(15)
Customer Churn represents the rate at which customers relinquish their subscriptions. The annual rolling average basis is calculated by dividing the number of disconnects during the preceding 12 months by the average number of customer relationships. For the purpose of computing churn, a disconnect is deemed to have occurred if the customer no longer receives any level of service from Telenet and is required to return Telenet's equipment. A partial product downgrade, typically used to encourage customers to pay an outstanding bill and avoid complete service disconnection is not considered to be disconnected for purposes of Telenet's churn calculations. Customers who move within Telenet's cable footprint and upgrades and downgrades between services are also excluded from the disconnect figures used in the churn calculation.

(16)
Our ARPU per mobile subscriber calculation that excludes interconnect revenue refers to the average monthly mobile subscription revenue per average mobile subscribers in service and is calculated by dividing the average monthly mobile subscription revenue (excluding activation fees, handset sales and late fees) for the indicated period, by the average of the opening and closing balances of mobile subscribers in service for the period. Our ARPU per mobile subscriber calculation that includes interconnect revenue increases the numerator in the above-described calculation by the amount of mobile interconnect revenue during the period.

(17)
Net leverage ratio is calculated as per the 2015 Amended Senior Credit Facility definition, using net total debt, excluding (i) subordinated shareholder loans, (ii) capitalized elements of indebtedness under the Clientele and Annuity Fees, (iii) any finance leases entered into on or prior to August 1, 2007, and (iv) any indebtedness incurred under the network lease entered into with the pure intermunicipalities up to a maximum aggregate amount of €195.0 million, divided by last two quarters’ Consolidated Annualized EBITDA.

Capital Markets Day ("CMD") – Telenet will host a CMD for institutional investors and analysts in London on April 28, 2016 at 2:00pm GMT. For details and webcast links, please visit: http://investors.telenet.be.

Contacts

Investor Relations:	Rob Goyens	rob.goyens@staff.telenet.be	Phone: +32 15 333 054
	Thomas Deschepper	thomas.deschepper@staff.telenet.be	Phone: +32 15 366 645
Press & Media Relations:	Stefan Coenjaerts	stefan.coenjaerts@staff.telenet.be	Phone: +32 15 335 006

About Telenet – Telenet is a leading provider of media and telecommunication services. Its business comprises the provision of cable television, high speed internet and fixed and mobile telephony services, primarily to residential customers in Flanders and Brussels. In addition, Telenet offers services to business customers across Belgium under the brand “Telenet Business”. Telenet is listed on the Euronext Brussels Stock Exchange under the ticker symbol TNET and is part of the BEL20 stock market index.

Additional Information – Additional information on Telenet and its products can be obtained from the Company’s website http://www.telenet.be. Further information regarding the operating and financial data presented herein can be downloaded from the investor relations pages of this website. The Company’s Consolidated Annual Report 2015 as well as unaudited condensed consolidated interim financial statements and presentations related to the financial results for the three months ended March 31, 2016 have been made available on the investor relations pages of the Company’s website (http://investors.telenet.be).

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST QUARTER 2016	22

Safe Harbor Statement under the U.S. Private Securities Litigation Reform Act of 1995 – Various statements contained in this document constitute “forward-looking statements” as that term is defined under the U.S. Private Securities Litigation Reform Act of 1995. Words like “believe,” “anticipate,” “should,” “intend,” “plan,” “will,” “expects,” “estimates,” “projects,” “positioned,” “strategy,” and similar expressions identify these forward-looking statements related to our financial and operational outlook; future growth prospects;, strategies; product, network and technology launches and expansion and the anticipated impact of the acquisition of BASE Company NV on our combined operations and financial performance, which involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements or industry results to be materially different from those contemplated, projected, forecasted, estimated or budgeted whether expressed or implied, by these forward-looking statements. These factors include: potential adverse developments with respect to our liquidity or results of operations; potential adverse competitive, economic or regulatory developments; our significant debt payments and other contractual commitments; our ability to fund and execute our business plan; our ability to generate cash sufficient to service our debt; interest rate and currency exchange rate fluctuations; the impact of new business opportunities requiring significant up-front investments; our ability to attract and retain customers and increase our overall market penetration; our ability to compete against other communications and content distribution businesses; our ability to maintain contracts that are critical to our operations; our ability to respond adequately to technological developments; our ability to develop and maintain back-up for our critical systems; our ability to continue to design networks, install facilities, obtain and maintain any required governmental licenses or approvals and finance construction and development, in a timely manner at reasonable costs and on satisfactory terms and conditions; our ability to have an impact upon, or to respond effectively to, new or modified laws or regulations; our ability to make value-accretive investments; and our ability to sustain or increase shareholder distributions in future periods. We assume no obligation to update these forward-looking statements contained herein to reflect actual results, changes in assumptions or changes in factors affecting these statements.

Financial Information – The consolidated annual financial statements of Telenet Group Holding as of and for the year ended December 31, 2015 have been prepared in accordance with EU IFRS unless otherwise stated and have been made available on the Company’s website.

Non-GAAP measures –Adjusted EBITDA and Free Cash Flow are non-GAAP measures as contemplated by the U.S. Securities and Exchange Commission’s Regulation G. For related definitions and reconciliations, see the Investor Relations section of the Liberty Global plc website (http://www.libertyglobal.com/). Liberty Global plc is the Company’s controlling shareholder.

This document has been released on April 28, 2016 at 7:00am CET